UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 6, 2013
Date of Report (Date of earliest event reported)

Rovi Corporation
(Exact name of registrant as specified in its charter)

      Delaware                                     000-53413                                     26-1739297
(State or other jurisdiction of                 (Commission                               (I.R.S. employer
incorporation or organization)                         File No.)                                identification number)

2830 De La Cruz Boulevard
Santa Clara, California 95050
(Address of principal executive offices, including zip code)

(408) 562-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Departure of Officer

On December 4, 2013, Mr. Stephen Yu notified the Company that he is resigning as the Company’s Executive Vice President, General Counsel and Secretary to pursue other business opportunities. Mr. Yu’s resignation as an officer will be effective December 6, 2013 and is not a result of any disagreement with the Company relating to its operations, policies or practices.

(c)    Appointment of Officer

On December 6, 2013, the Company announced the appointment of Ms. Pamela A. Sergeeff as the Company’s Executive Vice President, General Counsel and Secretary effective December 7, 2013.
Ms. Sergeeff joined the Company (then Macrovision Corporation) in 2003. She served as the Company’s Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as the Company’s Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law. Ms. Sergeeff is a member of the California State bar.

Ms. Sergeeff’s compensatory arrangements for her service as the Executive Vice President, General Counsel and Secretary are set forth below in subpart (e).

(e)    Compensation of Officer

Under the terms of Ms. Sergeeff’s employment with the Company, Ms. Sergeeff is employed on an “at will” basis, is entitled to an initial annual base salary of $335,000, and is eligible to participate in the Senior Executive Company Incentive Plan (the “EIP”) for calendar year 2013 on a pro rated basis with a cash bonus target equal to 50% of her base salary.

Ms. Sergeeff will also be offered an Executive Severance and Arbitration Agreement. Under the terms of such agreement, in the event of a change in control of the Company, Ms. Sergeeff is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment for any reason other than cause. In addition, upon such event all unvested stock awards held by Ms. Sergeeff shall become immediately vested. The only severance payments payable to Ms. Sergeeff are those that require (1) a “change in control” of the Company and (2) Ms. Sergeeff’s termination of employment by the Company without cause or by Ms. Sergeeff with “good reason.” Ms. Sergeeff is also entitled to receive all welfare benefits that the Company has provided to her immediately prior to a “change in control” during the period in which the Company is obligated to pay her severance payments, or if sooner, until Ms. Sergeeff is entitled to welfare benefits from any entity employing her after her employment with the Company terminates. Ms. Sergeeff’s right to receive benefits under such agreement, including her right to exercise any stock awards that have accelerated under such agreement, will cease if she accepts employment with one of the Company’s competitors. In addition, under such agreement, Ms. Sergeeff would agree, for one year following her termination, not to solicit any Company employee to work for another business.

Ms. Sergeeff is not entitled to any payments from the Company in the event her employment by the Company terminates as a result of death or disability, or as the result of the voluntary or involuntary termination of her employment not in connection with a “change in control” of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation (Registrant)

Date: December 6, 2013	By:	/s/ Thomas Carson
Thomas Carson
Chief Executive Officer